Exhibit 99.1

Patriot Completes Acquisition of Prime Bank

Execution Team Keeps Business Growth and Strategic Initiatives on Track

Stamford, CT - May 11, 2018 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (“Patriot”) announces that it has completed its acquisition of Prime Bank (“Prime”).  The closing of the transaction, which became effective upon the close of business, Thursday, May 10, 2018, adds a second branch in New Haven County for Patriot, bringing its total branch and ITM kiosk count to 11 and total assets to $928 million, on a pro forma basis as of March 31, 2018.

As of March 31, 2018, Prime had approximately $65 million in total assets. The addition of Prime’s customers and scale promote operating efficiencies, while adding to Patriot’s core deposits, liquidity and earnings.  Patriot remains on track to surpass its $1 billion milestone in total assets in the 2nd half of 2018.

Patriot’s Chairman and CEO, Michael Carrazza, stated, “Patriot welcomes Prime Bank’s employees and customers to our family and to the expanded array of banking products and services we offer.  The closing of this acquisition completes the first of two announced transactions that promote our business objectives to increase growth, diversification, earnings strength and shareholder value creation.”

Jay Jaser, Prime Bank’s former Chairman and CEO added “We are excited that Prime Bank’s customers are now part of Patriot, where they can benefit from a larger and more entrepreneurial banking platform.”

In February, Patriot announced its now-pending acquisition of Los Angeles-based Hana Small Business Lending (“Hana SBL”).  In 2017, Hana SBL was the third most active non-bank SBA lender in the nation by origination volume.  Upon the closing of this pending acquisition, Patriot will become one of the nation’s leading SBA 7(a) lenders.

The following unaudited pro forma condensed combined balance sheet is based on Patriot’s historical consolidated financial statements and Prime’s historical financial statements adjusted to give effect to the Company’s acquisition of Prime. The unaudited pro forma condensed combined balance sheet was prepared as if the merger occurred on March 31, 2018 and includes pro forma adjustments that are directly attributable to the merger and are factually supportable.

About Patriot Bank

Founded in 1994, Patriot National Bancorp, Inc. is the parent holding company of Patriot Bank N.A. (“Patriot”), a nationally chartered bank headquartered in Stamford, CT.  Patriot operates with full service branches in Connecticut and New York and provides lending products and services nationally. Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot Bank places great value in the integrity of its people and how it conducts business. An emphasis on building strong client relationships and community involvement are cornerstones of our philosophy as we seek to maximize shareholder value.

Patriot National Bancorp, Inc. and Prime Bank
Pro forma Condensed Combined Balance Sheet (Unaudited)
As of March 31, 2018
(In thousands)

Pro Forma
Combined
Assets

Cash and cash equivalents	$56,591

Investments	65,579

Loans receivable (net of allowance for loan losses of $6,485)	741,094
Premises and equipment, net	35,644
Other real estate owned	929
Goodwill	444
Intangible asset	324
Other assets	28,353

Total Assets	$928,958

Liabilities

Deposits:
Non interest bearing deposits	$75,334
Interest bearing deposits	626,161
Total deposits	701,495

Borrowings	149,735
Note payable	1,532
Accrued expenses and other liabilities	8,591

Total Liabilities	861,353

Shareholders' equity	67,605

Total Liabilities and Equity Capital	$928,958

Contact:
Patriot Bank, N.A.	Michael Carrazza	Rick Muskus
900 Bedford Street	CEO & Chairman	President
Stamford, CT 06901	203-251-8230	203-252-5939
www.BankPatriot.com